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                     May 2, 2023

       Kobi Kagan
       Chief Financial Officer
       ELBIT SYSTEMS LTD
       Advanced Technology Center
       PO Box 539
       Haifa 3100401, Israel

                                                        Re: ELBIT SYSTEMS LTD
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            File No. 000-28998

       Dear Kobi Kagan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing